Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (333-156101) of Qwest Corporation (the Company) of our report dated February 21, 2011, with respect to the consolidated balance sheets of Qwest Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholder’s (deficit) equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 10-K of Qwest Corporation.

KPMG LLP

Denver, Colorado

February 21, 2011